Exhibit 99.1

Aerojet Rocketdyne Realigns Space and Defense Organizations - Establishes Defense Headquarters in Huntsville, Alabama

SACRAMENTO, Calif., June 27, 2016 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne, Inc., a subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD), today announced a significant reorganization, consolidating the company's six business units into two - Space and Defense. The senior vice presidents of Space and Defense will be named at a later date and will report directly to CEO and President Eileen Drake. In the interim, the Space organization will report to Drake, and the Defense organization will report to COO Mark Tucker.

Since Aerojet Rocketdyne Holdings, Inc.'s acquisition of the Pratt & Whitney Rocketdyne business in June 2013, the Company has realized cost savings related to the integration totaling nearly $100 million. The recent long-term debt refinancing will save an additional $20 million of annual interest expense, and today's consolidation will result in annual cost savings of another approximately $8 million. In addition, the Company's Competitive Improvement Program, launched in March 2015, is on target to save an estimated $145 million annually, beginning in fiscal year 2019.

As a part of this reorganization, the Aerojet Rocketdyne Holdings, Inc. Board of Directors appointed Warren Lichtenstein as executive chairman of the company, formalizing his role and recognizing his ongoing contributions since being appointed Chairman of the Board in 2013. Lichtenstein has been instrumental in guiding strategic direction, capital allocation, financing, and merger & acquisition activity, including the acquisition of Pratt & Whitney Rocketdyne in 2013.

"Today's reorganization is another crucial step in our strategic journey to enhance the efficiency of Aerojet Rocketdyne and improve the company's competitive posture," said Aerojet Rocketdyne's Drake. "This move within our aerospace and defense reporting segment better aligns our business units with our operating capabilities and customers, increases accountability at the management level, and further streamlines our business operations by reducing spans and layers in the organization, while achieving significant cost savings for our customers and the country."

According to Drake, a key aspect of the alignment is placing Aerojet Rocketdyne's newly formed Defense Business Unit headquarters in Huntsville, Alabama, along with the company's Defense Advanced Programs, known as the Rocket Shop℠. These moves are designed to build upon Aerojet Rocketdyne's existing presence near major customers in Huntsville such as the Missile Defense Agency, U.S. Army, NASA, Boeing, Lockheed Martin, and Raytheon.

The newly formed Space Business Unit will continue to be supported by different Aerojet Rocketdyne sites throughout the country, based upon program needs and core competencies.

Aerojet Rocketdyne is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

Contact: Glenn Mahone, Aerojet Rocketdyne, 202-302-9941

Glenn.Mahone@Rocket.com

Lynn Machon, Aerojet Rocketdyne, 916-355-3587

Lynn.Machon@Rocket.com